Exhibit 99.1

CONTACT INFORMATION:

INVESTORS & MEDIA: Julie Tracy Sr. Vice President, Chief Communications Officer Epocrates, Inc. (609) 583-1464 jtracy@epocrates.com

Epocrates Reports 2010 Fourth Quarter and Full-Year Financial Results and Provides 2011 Outlook

SAN MATEO, Calif. — March 29, 2011 — Epocrates, Inc. (NASDAQ: EPOC), a leading provider of mobile drug reference tools to healthcare professionals and interactive services to the healthcare industry, today reported financial results for its fiscal fourth quarter and full-year of 2010 and its financial outlook for 2011.  Epocrates’ net sales totaled $30.3 million in the fourth quarter of 2010 compared to $27.4 million in the same quarter of the prior year, an increase of 11%.  For the year ended December 31, 2010, Epocrates’ net sales increased 11% to $104.0 million compared to $93.7 million for the year ended December 31, 2009.

Rose Crane, president and chief executive officer of Epocrates, Inc., commented, “The fourth quarter of 2010 was another successful quarter for our company, demonstrating consistent double-digit revenue growth and further solidifying our position as a leading provider of point-of-care reference solutions.  We are beginning to see positive momentum from the incremental investments we have made throughout 2010 to expand our portfolio of products targeted to the pharmaceutical industry, including line extensions for our flagship DocAlert® product offering and the launch of a suite of virtual representative services.  We also remain encouraged by the favorable customer response to our recent acquisition of Modality, Inc., which has allowed us to diversify and expand the breadth of clinical information available to our large, established clinician network.”

For the fourth quarter ended December 31, 2010, net income was $2.7 million, or $0.09 per diluted share, compared to $3.5 million, or $0.13 per diluted share, in the same quarter of the prior year.  The decline in net income for the quarter was primarily attributable to an increase in research and development investment and sales and marketing expenses related to the development of a new Epocrates EHR™ electronic health records platform and the development and launch of new interactive services offerings.

Epocrates’ adjusted EBITDA, as defined in Epocrates’ final prospectus filed with the Securities and Exchange Commission in connection with its recent initial public offering, and in the GAAP to non-GAAP reconciliation provided later in this release, was $7.1 million, or 23% of revenue for the fourth quarter of 2010, compared to $8.2 million, or 30% of revenue, in the same period last year.  The decline in adjusted EBITDA for the quarter was primarily attributable to the ongoing investment in the development of an EHR platform.

For the year ended December 31, 2010, GAAP net income was $3.8 million, or $0.01 per diluted share, compared to $7.7 million, or $0.20 per diluted share, in 2009.  The decline in net income for the year was primarily attributable to an increase in research and development investment and sales and marketing expenses related to the development of a new EHR platform and the development and launch of new products for the pharmaceutical industry.

For 2010, Epocrates’ adjusted EBITDA was $16.9 million or 16% of revenue, from $21.8 million, or 23% of revenue in 2009.  The decline in adjusted EBITDA for the year was primarily attributable to the ongoing investment in the development of the EHR platform.

Cash, cash equivalents and short-term investments totaled $54.7 million as of the end of the fourth quarter of 2010 and does not reflect the proceeds from the initial public offering that closed on February 7, 2011.

As of December 31, 2010, Epocrates had total backlog of $86.5 million, consisting of deferred revenue of $55.0 million, along with $31.5 million of contractual backlog.  Bookings were $37.0 million in the fourth quarter of 2010, a 22% increase compared to the fourth quarter of 2009, led by a 43% increase in bookings from pharmaceutical company clients.

Crane concluded, “With our 2010 investments and recently completed initial public offering providing a strong foundation for growth, an expanded product portfolio and strong cash flow profile, we are poised to deliver on our growth targets and strengthen our leadership position.  We see opportunities to build shareholder value by further leveraging our broad physician network, expanding our interactive services opportunities and developing an innovative EHR platform specifically targeted for solo and small physician practices.  We are confident that we have the right strategic programs in place to position Epocrates for future success.”

An investor presentation summarizing the company’s fourth quarter of 2010 results is available in the Investor Relations section of the Epocrates website at http://www.epocrates.com.

Outlook for Full-Year 2011

Epocrates expects full-year 2011 net sales to be the range of $122 million to $125 million, representing growth of 17% to 20% over full-year 2010.  Epocrates expects 2011 adjusted EBITDA of 16% to 17% of sales, or $19.5 million to $21.5 million.  This would represent an increase in adjusted EBITDA of 15% to 27% over the adjusted EBITDA reported in 2010.  In addition, full-year 2011 net income is expected to be in the range of $3.0 million to $4.0 million, and net income per diluted share is expected to be between $0.12 and $0.15, based on approximately 26.0 million shares outstanding.

Post Year End Events

On February 7, 2011, Epocrates closed its initial public offering by issuing 3,574,285 shares of its common stock at $16.00 per share, raising approximately $53.2 million net of underwriters’ discounts and commissions. In addition, the underwriters exercised their over-allotment option on an additional 804,000 shares, raising approximately $11.9 million more for the company, net of underwriters’ discounts and commissions.  From these proceeds, aggregate cumulative dividends to the holders of Epocrates’ Series B preferred stock were paid in full, in the amount of approximately $29.6 million.

As a result of its initial public offering, Epocrates has strengthened its balance sheet.  At February 2011 month end, Epocrates held approximately $89.9 million in cash, cash equivalents and short-term investments and no debt.  At the end of February 2011, Epocrates had approximately 23.4 million shares issued and outstanding.

Earnings Call Information

Epocrates will host a conference call today beginning at 8:30 a.m. Eastern Time to review its 2010 fourth quarter results and full-year operating results and future outlook, followed by a question and answer session.

To participate in the live conference call and webcast, please dial 877-398-9481 (if dialing from within the U.S.) or 760-298-5095 (if dialing from outside the U.S.) using conference code 47269531 or visit the Investor Relations section of the company’s web site at http://www.epocrates.com.

A replay of the conference call will be available approximately two hours after the completion of the conference call by dialing 800-642-1687 (if dialing from within the U.S.) or 706-645-9291 (if dialing from outside the U.S.) using conference code 47269531.  The replay will be available for one week on the above number.  A webcast replay will also be archived on the company’s website for approximately 12 months.

About Epocrates, Inc.

Epocrates is a leading provider of mobile drug reference tools to healthcare professionals and interactive services to the healthcare industry.  Epocrates’ active user network currently has more than one million healthcare professionals, including more than 45 percent of U.S. physicians.  Most commonly used on mobile devices at the point of care, the company’s clinical products and services help healthcare professionals make more informed prescribing decisions, enhance patient safety and improve practice productivity.  For more information about Epocrates, please visit www.epocrates.com.

Epocrates, Epocrates EHR and DocAlert are trademarks of Epocrates, Inc., in the U.S. and other countries.

Forward-Looking Statements

Statements contained in this press release under the heading “Outlook for Full-Year 2011” and in Ms. Crane’s quote regarding Epocrates being poised to deliver on its growth targets and strengthen its leadership, and opportunities for the future, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements by their nature address matters that are, to different degrees, uncertain.  Uncertainties and risks may cause Epocrates’ actual results to be materially different than those expressed in or implied by Epocrates’ forward-looking statements.  For Epocrates, particular uncertainties and risks include, among others:  unexpected delays in Epocrates delivering new products may occur, which would cause revenues not to be as Epocrates expects; market acceptance of new products may not be as Epocrates expects, which would cause revenues not to be as Epocrates expects; and the impact of competitive products and pricing may force Epocrates to decrease the price of its products.  More detailed information on these and additional factors that could affect Epocrates’ actual results are described in Epocrates’ filings with the Securities and Exchange Commission, including its final prospectus filed with the Securities and Exchange Commission on February 2, 2011.  Except as required by law, Epocrates undertakes no obligation to publicly update its forward-looking statements.

Use of Non-GAAP Financial Measures

To supplement Epocrates’ condensed consolidated financial statements presented on a GAAP basis, Epocrates uses non-GAAP measures of gross margin, gross margin percentage, operating income, operating income percentage, net income and net income per share, which are adjusted to exclude certain costs, expenses, gains and losses Epocrates believes appropriate to enhance an overall understanding of its past financial performance and also its prospects for the future. These adjustments to current period GAAP results are made with the intent of providing both management and investors a more complete understanding of Epocrates’ underlying operational results and trends and its marketplace performance. In addition, these adjusted non-GAAP results are among the information management uses as a basis for planning and forecasting of future periods. The presentation of this additional information is not meant to be considered in isolation or as a substitute for results prepared in accordance with generally accepted accounting principles in the United States of America.

Adjusted EBITDA is not a measure of liquidity calculated in accordance with U.S. generally accepted accounting principles, or GAAP, and should be viewed as a supplement to—not a substitute for—results of operations presented on the basis of GAAP. Adjusted EBITDA does not purport to represent cash flow provided by, or used in, operating activities as defined by GAAP. Epocrates’ statement of cash flows presents its cash flow activity in accordance with GAAP. Furthermore, adjusted EBITDA is not necessarily comparable to similarly-titled measures reported by other companies.

Epocrates believes adjusted EBITDA is used by and is useful to investors and other users of its financial statements in evaluating its operating performance because it provides them with an additional tool to compare business performance across companies and across periods. Epocrates believes that:

•      EBITDA is widely used by investors to measure a company’s operating performance without regard to such items as interest expense, taxes, depreciation and amortization, which can vary substantially from company to company depending upon accounting methods and book value of assets, capital structure and the method by which assets were acquired; and

•      investors commonly adjust EBITDA information to eliminate the effect of stock-based compensation expenses and other charges, which can vary widely from company to company and impair comparability.

Epocrates management uses adjusted EBITDA:

•      as a measure of operating performance to assist in comparing performance from period to period on a consistent basis;

•      as a measure for planning and forecasting overall expectations and for evaluating actual results against such expectations;

•      in communications with the board of directors, stockholders, analysts and investors concerning our financial performance; and

•      as a significant performance measurement included in its bonus plan.

The table below sets forth a reconciliation of net income (loss) to adjusted EBITDA (in thousands):

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2010	2009	2010	2009
	(unaudited)	(unaudited)	(unaudited)	(unaudited)

Net income	$2,679	$3,503	$3,803	$7,659

Interest income	(20)	(18)	(93)	(127)
Interest expense	—	214	214	855
Building rent recorded as interest expense	—	(214)	(214)	(855)
Other income (expense), net	2	(1)	—	73
Provision for income taxes	3,045	2,738	5,187	6,788
Depreciation and amortization	843	735	3,083	2,889
Amortization of purchased intangibles	771	—	1,319	—
Stock-based compensation	1,652	1,211	6,356	4,534
Change in fair value of contingent consideration	(1,919)	—	(1,034)	—
Gain on sale-leaseback of building	—	—	(1,689)	—

Adjusted EBITDA	7,053	8,168	16,932	21,816

The following tables set forth a reconciliation of gross margin, gross margin percentage, operating income, operating income percentage, net income and net income per share on a GAAP basis to a non-GAAP basis (in thousands):

	Three Months Ended December 31, 2010
	Gross Margin	Gross Margin %	Operating Income	Operating Income %	Net Income
	(unaudited)	(unaudited)	(unaudited)	(unaudited)	(unaudited)

GAAP	$21,885	72%	5,706	19%	2,679

Amortization of purchased intangibles	771		771		771
Stock-based compensation	54		1,652		1,652
Change in fair value of contingent consideration	—		(1,919)		(1,919)
Tax adjustment (1)	—		—		492

Non-GAAP	$22,710	75%	$6,210	21%	$3,675

Non-GAAP - Diluted net income per share					$0.18

Shares used to compute diluted net income per share- GAAP basis					9,309
Add: Dilutive effect of conversion of outstanding shares of our preferred stock into common stock and conversion of preferred stock warrant into common stock warrant					11,098
Shares used to compute diluted net income per share- Non GAAP basis					20,407

	Twelve Months Ended December 31, 2010
	Gross Margin	Gross Margin %	Operating Income	Operating Income %	Net Income
	(unaudited)	(unaudited)	(unaudited)	(unaudited)	(unaudited)

GAAP	$72,258	69%	7,422	7%	3,803

Amortization of purchased intangibles	1,319		1,319		1,319
Stock-based compensation	272		6,356		6,356
Change in fair value of contingent consideration	—		(1,034)		(1,034)
Tax adjustment (1)	—		—		(1,222)

Non-GAAP	$73,849	71%	$14,063	14%	$9,222

Non-GAAP - Diluted net income per share					$0.46

Shares used to compute diluted net income per share- GAAP basis					9,145
Add: Dilutive effect of conversion of outstanding shares of our preferred stock into common stock and conversion of preferred stock warrant into common stock warrant					11,097
Shares used to compute diluted net income per share- Non GAAP basis					20,242

	Three Months Ended December 31, 2009
	Gross Margin	Gross Margin %	Operating Income	Operating Income %	Net Income
	(unaudited)	(unaudited)	(unaudited)	(unaudited)	(unaudited)

GAAP	$19,899	73%	6,436	23%	3,503

Amortization of purchased intangibles	—		—		—
Stock-based compensation	58		1,211		1,211
Change in fair value of contingent consideration	—		—		—
Tax adjustment (1)	—		—		(317)

Non-GAAP	$19,957	73%	$7,647	28%	$4,397

Non-GAAP - Diluted net income per share					$0.22

Shares used to compute diluted net income per share- GAAP basis					9,233
Add: Dilutive effect of conversion of outstanding shares of our preferred stock into common stock and conversion of preferred stock warrant into common stock warrant					11,095
Shares used to compute diluted net income per share- Non GAAP basis					20,328

	Twelve Months Ended December 31, 2009
	Gross Margin	Gross Margin %	Operating Income	Operating Income %	Net Income
	(unaudited)	(unaudited)	(unaudited)	(unaudited)	(unaudited)

GAAP	$64,202	69%	15,248	16%	7,659

Amortization of purchased intangibles	—		—		—
Stock-based compensation	213		4,534		4,534
Change in fair value of contingent consideration	—		—		—
Tax adjustment (1)	—		—		(994)

Non-GAAP	$64,415	69%	$19,782	21%	$11,199

Non-GAAP - Diluted net income per share					$0.54

Shares used to compute diluted net income per share- GAAP basis					9,491
Add: Dilutive effect of conversion of outstanding shares of our preferred stock into common stock and conversion of preferred stock warrant into common stock warrant					11,096
Shares used to compute diluted net income per share- Non GAAP basis					20,587

(1)The Non-GAAP net income reflects a provision for income tax of 41%, which is our projected long-term tax rate.

EPOCRATES, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share information)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2010	2009	2010	2009
	(unaudited)	(unaudited)	(unaudited)	*

Subscription revenues	$7,368	$5,235	$24,683	$19,001
Interactive services revenues	22,917	22,171	79,305	74,653
Total revenues, net	30,285	27,406	103,988	93,654

Cost of subscription revenues	1,697	1,468	6,516	6,558
Cost of interactive services revenues	6,703	6,039	25,214	22,894
Total cost of revenues (1)	8,400	7,507	31,730	29,452

Gross margin	21,885	19,899	72,258	64,202

Operating expenses (1):
Sales and marketing	8,413	6,398	30,424	22,704
Research and development	5,205	4,108	19,717	14,663
General and administrative	4,480	2,957	15,729	11,587
Change in fair value of contingent consideration	(1,919)	—	(1,034)	—
Total operating expenses	16,179	13,463	64,836	48,954

Income from operations	5,706	6,436	7,422	15,248

Interest income	20	18	93	127
Interest expense	—	(214)	(214)	(855)
Other income (expense), net	(2)	1	—	(73)
Gain on sale-leaseback of building	—	—	1,689	—

Income before income taxes	5,724	6,241	8,990	14,447

Provision for income taxes	(3,045)	(2,738)	(5,187)	(6,788)

Net income	2,679	3,503	3,803	7,659

Less: Accretion of Series B mandatorily redeemable preferred stock dividends	881	881	3,523	3,523

Less: Allocation of net income to participating preferred stockholders	1,062	1,557	167	2,433

Net income available to common stockholders - basic	736	1,065	113	1,703

Undistributed earnings re-allocated to common stockholders	$85	$126	$13	$205

Net income available to common stockholders -diluted	$821	$1,191	$126	$1,908

Net income per common share - basic	$0.10	$0.14	$0.01	$0.22

Net income per common share - diluted	$0.09	$0.13	$0.01	$0.20

Weighted average common shares outstanding - basic	7,678	7,586	7,558	7,758

Weighted average common shares outstanding - diluted	9,309	9,233	9,145	9,491

(1) Includes stock-based compensation in the following amounts:

Cost of revenues	54	58	272	213
Sales and marketing	421	268	1,741	1,221
Research and development	275	304	1,512	899
General and administrative	902	581	2,831	2,201

*            The statement of operations for the twelve months ended December 31, 2009 has been derived from the audited financial statements at that date but does not include all of the information and footnotes required by accounting principles generally accepted in the United States for complete financial statements.

EPOCRATES, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

	December 31, 2010	December 31, 2009
	(unaudited)	*
Assets

Current assets:
Cash and cash equivalents	$35,987	$60,895
Short-term investments	18,697	4,424
Accounts receivable, net	21,101	17,309
Deferred tax asset	4,971	9,345
Prepaid expenses and other current assets	3,548	3,984
Total current assets	84,304	95,957

Property and equipment, net	8,757	25,237
Deferred tax asset, long-term	779	899
Goodwill	19,079	1,120
Other intangible assets, net	11,438	577
Other assets	2,859	1,675

Total assets	$127,216	$125,465

Liabilities, Mandatorily Redeemable Convertible Preferred Stock and Stockholders’ Deficit

Current liabilities:
Accounts payable	$3,635	$1,582
Deferred revenue	46,164	54,587
Other accrued liabilities	9,251	5,781
Total current liabilities	59,050	61,950

Financing liability	—	20,314
Deferred revenue, less current portion	8,732	7,721
Contingent consideration	15,016	1,300
Other liabilities	1,913	1,342
Total liabilities	84,711	92,627

Mandatorily redeemable convertible preferred stockholders	73,342	70,502

Stockholders’ deficit:
Common stock at par	8	8
Additional paid-in capital	11,911	6,291
Accumulated other comprehensive income	(1)	(1)
Accumulated deficit	(42,755)	(43,962)
Total stockholders’ deficit	(30,837)	(37,664)

Total liabilities, mandatorily redeemable convertible preferred stock, and stockholders’ deficit	$127,216	$125,465

*                 The balance sheet at December 31, 2009 has been derived from the audited financial statements at that date but does not include all of the information and footnotes required by accounting principles generally accepted in the United States for complete financial statements.

EPOCRATES, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

	Twelve Months Ended December 31,
	2010	2009
	(unaudited)	*

Cash flows from operating activities:
Net income	$3,803	$7,659
Adjustments to reconcile net income to net cash provided by operating activities:
Stock-based compensation	6,356	4,534
Depreciation and amortization	3,083	2,889
Amortization of intangible assets	1,319	—
Allowance for doubtful accounts and sales returns reserve	119	(5)
Change in carrying value of preferred stock liability	33	(16)
Excess tax benefit from stock-based compensation awards	(319)	(38)
Contingent consideration expense	(1,034)	—
Gain on sale-leaseback of building	(1,689)	—
Changes in assets and liabilities, net of effect of acquisitions:
Accounts receivable	(3,911)	(4,978)
Deferred tax asset, current and noncurrent	4,495	5,841
Prepaid expenses and other assets	(1,165)	(1,447)
Accounts payable	1,210	(523)
Deferred revenue	(7,464)	3,869
Other accrued liabilities and other payables	4,276	(767)
Net cash provided by operating activities	9,112	17,018

Cash flows from investing activities:
Purchase of property and equipment	(4,657)	(2,613)
Business acquisitions	(14,600)	(400)
Purchase of short-term investments	(27,793)	(4,426)
Sale of short-term investments	1,797	—
Maturity of short-term investments	11,725	—
Net cash used in investing activities	(33,528)	(7,439)

Cash flows from financing activities:
Acquisition of common stock	(3,491)	(7,928)
Excess tax benefit from stock-based compensation awards	319	38
Proceeds from exercise of common stock options	2,680	941
Net cash used in financing activities	(492)	(6,949)

Net increase (decrease) in cash and cash equivalents	(24,908)	2,630
Cash and cash equivalents at beginning of period	60,895	58,265
Cash and cash equivalents at end of period	$35,987	$60,895

* The statement of operations for the twelve months ended December 31, 2009 has been derived from the audited financial statements at that date but does not include all of the information and footnotes required by accounting principles generally accepted in the United States for complete financial statements.

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